Johnson Controls International plc
2012 Share and Incentive Plan
(Amended and Restated as of March 8, 2017) (the “Plan”)
RESTRICTED SHARE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS FOR RESTRICTED SHARE UNITS

RESTRICTED SHARE UNIT AWARD made in County Cork, Ireland as of _________ (the “Grant Date”) pursuant to the Plan. Capitalized terms that are not defined herein have the meaning ascribed to them in the Plan.

1.    Grant of Award. Johnson Controls International plc (the “Company”) has granted you Restricted Share Units, as described in the grant notification letter that was issued to you (“Grant Letter”), subject to the provisions of these Terms and Conditions. The Company will hold the Restricted Share Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.    Payment Amount. Each Restricted Share Unit represents the right to receive, upon vesting, one (1) ordinary Share.

3.    Form and Timing of Payment. Unless otherwise set forth herein, vested Restricted Share Units will be paid solely in Shares. Payment shall occur within forty-five (45) days after the vesting date, subject to your payment in full of all taxes due, if any, with respect to such Restricted Share Units.

4.    Dividends. You will be credited with a Dividend Equivalent Unit (DEU) for any cash or share dividends distributed by the Company on the Company’s ordinary shares for each Restricted Share Unit that is unvested on the record date. DEUs will be calculated at the same dividend rate paid to other holders of ordinary shares. DEUs will vest in accordance with the vesting schedule applicable to the underlying Restricted Share Units and shall be payable at the same time that the underlying Restricted Share Units are payable as provided herein.

5.    Vesting. Except as otherwise provided herein, your Restricted Share Units will vest in full on the earlier of (1) the one (1) year anniversary of the Grant Date, and (2) the date of the Annual General Meeting of shareholders in respect of fiscal 2020, provided in each case that you are a member of the Company’s Board of Directors on such date (or your term of service ends on such date). No credit will be given for periods following Termination of Directorship.

6.    Termination of Directorship. Except as set forth in paragraphs 7 and 8, so long as your Termination of Directorship is for reasons other than Cause, your Restricted Share Units will accelerate and vest pro rata (in full month increments) based on the number of full months that you have served as a Director since the Grant Date and ending on the date of your Termination of Directorship divided by the original number of full months in the vesting period; provided that if your Termination of Directorship coincides with the next Annual General Meeting of Shareholders following the Grant Date (and results from your not standing for reelection), your Restricted Share Units shall vest in full.  Any unearned portion of your Award will immediately be forfeited and your rights with respect to such Restricted Share Units will end.

7.    Death or Disability. If your Termination of Directorship is a result of your Death or Disability, your Award will become fully vested as of your Termination of Directorship. If you are deceased, the Company will make a payment to your estate.

8.    Change in Control. In the event of a Change in Control, as defined in the Plan, and your Termination of Directorship occurs in connection with such Change in Control, Restricted Share Units will immediately become fully vested as of your Termination of Directorship.

9.    Forfeiture of Award. If your services as a Director of the Company have been terminated for Cause, then any unvested Restricted Share Units shall be immediately rescinded and you will forfeit any rights you have with respect to such Units.

10.    Withholdings; Tax Recovery. Unless the Company’s Compensation Committee approves an alternative method by which the Participant shall pay such withholding taxes, the Company shall, prior to any issuance or delivery of Shares on your Restricted Share Units, withhold  from the Shares otherwise deliverable to you a number of Shares having a Fair Market Value necessary to satisfy applicable tax requirements.

11.    Transfer of Award. You may not transfer any interest in Restricted Share Units except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in Restricted Share Units will be null and void.

12.    Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to your benefit and the benefit of your heirs, executors, administrators or legal representatives.

13.    Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between you and the Company with respect to such Shares.

14.    Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the appropriate counsel of the Company.

15.    Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of

Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Arbitration will be conducted per the provisions in the Plan.

16.    Plan Terms Govern. The redemption of Restricted Share Units, the disposition of any Shares received for Restricted Share Units, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated by reference into these Terms and Conditions. Except with respect to the choice of law provision, in the event of any conflict between the terms of the Plan and the terms of these Terms and Conditions, the terms of the Plan will control. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of these Terms and Conditions. These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding the Restricted Share Units. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning the Restricted Share Units.

17.    Data Privacy and Sharing. As a condition of the granting of the Award, you acknowledge and agree that it is necessary for some of your personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the “legitimate interest” provisions of the EU General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679 and the implementing legislation of your home country (or any successor or superseding regulation). By acknowledging the Award, you acknowledge having been informed of the processing of your personal identifiable information described in the preceding paragraph and consent to the Company collecting and transferring to the Company's Shareholder Services Department, and its independent benefit plan administrator and third party broker, your personal data that are necessary to administer the Award and the Plan. You understand that your personal information may be transferred, processed and stored outside of your home country in a country that may not have the same data protection laws as your home country, for the purposes mentioned in this Award.

In compliance with the GDPR you will be provided with:

•	the identity and the contact details of the controller (usually the administrator and/or the Company) and, where applicable, of the controller's representative;

•	the contact details of the data protection officer, where applicable;

•
that the purposes of the processing of personal data is for the grant, administration and vesting of the Award and the legal basis for the processing is that this is required for the performance of this Award Agreement and for compliance with its terms and the Award or to cover the legitimate interests of the data controller and the data processor;

•	the recipients or categories of recipients of the personal data, if any;

•
the controller intends to transfer personal data to a third country or international organization subject to the existence of an adequacy decision by the Commission, or reference to the appropriate or suitable safeguards (reliance on the US/EU Privacy Shield or adoption of the EU

Model Clauses) and you may obtain a copy of these or details of where they are made available on the administrator’s portal;

•	the period for which the personal data will be stored, or if that is not possible, the criteria used to determine that period;

•
the right to request from the controller access to and rectification or erasure, in certain circumstances but this could impact the Award, of personal data or restriction of processing concerning the data subject or to object to processing as well as the right to data portability;

•	the right to lodge a complaint with a supervisory authority;

•	the provision of personal data is a requirement for the performance of this Award Agreement and the terms of the Award.

18.    No Contract or Promise of Future Grants. By accepting the Award, you agree to be bound by these Terms and Conditions and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of service as a Board member with the Company or other compensation. Nothing in these Terms and Conditions or the Plan gives you any right to continue in the service as a Board member with the Company or any of its Subsidiaries or to interfere in any way with the right of the Company to terminate your Directorship at any time. If your service as a Board member with the Company is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

19.    Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. You hereby agree that all on-line acknowledgements shall have the same force and effect as a written signature.

20.    Limitations. Payment of your Restricted Share Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a stockholder of the Company pursuant to the Restricted Share Units until Shares are actually delivered to you.

21.    Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.    Sections 409A and 457A. The award is intended to be an exempt “short-term deferral” under Sections 409A and 457A of the Internal Revenue Code of the United States. The Committee may

make such modifications to these Terms and Conditions as it deems necessary or appropriate to ensure that the Award is exempt from Sections 409A and 457A to the extent applicable.
By accepting this Award, you agree to the following:

(i)    you have carefully read, fully understand and agree to all of the terms and conditions described in these Terms and Conditions and the Plan; and

(ii)    you understand and agree that these Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Share Units are replaced and superseded.
You will be deemed to consent to the application of the terms and conditions set forth in these Terms and Conditions and the Plan unless you contact Johnson Controls International plc, c/o Johnson Controls, Inc., Attn: Shareholder Services, 5757 N Green Bay Ave, Milwaukee, WI 53209 in writing within thirty (60) days of the date of these Terms and Conditions. Notification of your non-consent will nullify this grant unless otherwise agreed to in writing by you and the Company.

The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.

JOHNSON CONTROLS INTERNATIONAL PLC

/s/ John Donofrio
John Donofrio
Executive Vice President and General Counsel